Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Chicago, IL 60606 www.boeing.com
Boeing Names New Senior Leaders, Launches Integrated Services Business
➢ Vice Chairman and Commercial Airplanes head Conner plans end-of-2017 retirement
➢ Industry veteran McAllister to succeed Conner as Commercial Airplanes CEO
➢ Deal to serve as president and CEO of new combined services business
➢ Moves support strategy to strengthen and grow company, Muilenburg says

CHICAGO, Nov. 21, 2016 – Boeing Chairman, President and CEO Dennis Muilenburg today named Kevin G. McAllister president and CEO of Boeing Commercial Airplanes, succeeding company Vice Chairman Ray Conner in that role. Muilenburg also appointed Stanley A. Deal president and CEO of Boeing Global Services, a new business unit to be formed from the customer services groups within the company’s existing commercial airplanes and defense, space and security business units. McAllister joins Boeing from GE Aviation. Deal is a veteran Boeing executive.
Conner, 61, will continue to serve as Boeing vice chairman through 2017. He will work closely with McAllister in the months ahead on a purposeful hand-off of customer, supplier, and community and government relationships, and to ensure continuity of operations and customer support. Conner also will provide strategic oversight and guidance for the company’s transition to a single integrated services business and remain involved in ongoing product development strategy at Commercial Airplanes.
“With Ray Conner’s retirement timeline in sight and an expanding global services market to pursue, these moves will further strengthen and grow Boeing and better serve our customers, employees, shareholders and other partners in the years ahead,” said Muilenburg. “We are immensely grateful to Ray for his leadership and contributions to Boeing over nearly four decades, and we will continue to rely on his vast experience and keen insights in supporting the leadership and business transitions underway.”
McAllister, 53, joins Boeing after 27 years with GE Aviation, where he served since 2014 as president and CEO of GE Aviation Services. Before that, as vice president and general manager of global sales and marketing since 2008, he was credited with delivering record backlog growth for the nearly $25 billion GE business.

“Kevin is one of industry’s best and most highly regarded senior executives, and we are thrilled to have him join Boeing and our strong Commercial Airplanes team,” Muilenburg said. “He’s a passionate leader with decades of commercial aviation knowledge and experience. He knows Boeing well, shares our values and commitment to our people, and has the results-oriented operational and business experience needed to lead this vital and growing part of our company.”
Boeing Global Services will bring together core capabilities currently within Commercial Aviation Services and Boeing Defense, Space & Security’s Global Services & Support group. While some defense and commercial customer fleet support will remain within the two existing business units, the new unit will provide a broad portfolio of advanced services and incorporate the capabilities of various Boeing subsidiaries, including Aviall and Jeppesen.
Deal, 52, brings three decades of broad aerospace experience to his new leadership role. Since 2014 he has served as senior vice president of Boeing’s Commercial Aviation Services business, delivering consecutive years of record performance. Previously, he was vice president and general manager of Supply Chain Management and Operations for Boeing Commercial Airplanes, responsible for Supplier Management, Fabrication, Propulsion Systems and Quality groups. Deal joined the company as an engineer on the C-17 military aircraft program and also held senior roles in sales and marketing.
“Stan is an exceptionally capable and experienced leader, and he’s ideally prepared to stand up an integrated Boeing services business to expand our share of a global commercial and defense services market worth an estimated $2.5 trillion over the next 10 years,” Muilenburg said. “Substantial services growth is core to Boeing’s strategy as we enter our second century, and this move is a key enabler to accelerate our efforts and provide increasing value to our customers.”
Deal will begin immediately finalizing and executing detailed and deliberate plans to structure and organize the new business while ensuring all near-term customer commitments are met and value is maximized over the long term. He will work closely with Vice Chairman Conner and Defense, Space & Security President and CEO Leanne Caret during the transition.
Boeing Global Services is slated to begin fully operating as the company’s third major business unit by the third quarter of 2017, with a small core headquarters group based in Dallas, where Aviall currently has a sizeable presence. While specific business details and additional leadership assignments will be forthcoming, the vast majority of the work performed by Boeing Global Services is expected to remain at existing locations for the foreseeable future.

Deal and McAllister join Caret as business unit leaders reporting directly to Muilenburg. They also become members of the company’s Executive Council. The appointments are effective today.

Additional background for reporters and editors

A materials engineer, McAllister joined GE in 1989 from aerospace supplier Howmet Corporation, where he held various engineering leadership roles in product design, manufacturing and technology development. A graduate of the University of Pittsburgh, he also is chairman of the board of ORBIS International, a non-profit committed to affordable, accessible and sustainable eye care worldwide.
Conner has been corporate vice chairman since 2013, and president and CEO of Commercial Airplanes since 2012. A 39-year company veteran who started as a mechanic on the 727 program, he has held roles that span production, program management, supply chain management, and sales and marketing. A strong believer in the power of education, he has been a driving force in efforts to equip local high school students with technical skills applicable to good-paying aerospace manufacturing jobs and in strengthening the ability of Washington state universities to produce enough engineering and science graduates to maintain a vibrant aerospace sector.
Commercial Aviation Services, which Deal has led since 2014, has more than 12,000 employees worldwide, offering airlines and leasing companies the industry’s largest portfolio of support and services. These include 24/7 customer support, flight and maintenance training, aftermarket parts, maintenance and engineering solutions, airplane conversions and upgrades, flight planning, digital crew scheduling, advanced data analytics and a wide range of solutions to enhance customer efficiency.
Global Services & Support, with more than 13,000 employees in 295 locations, delivers a full-spectrum of offerings to military and government customers worldwide, including training, supply chain management, aircraft modernization, platform sustainment and data optimization. The business is the U.S. Department of Defense's largest performance-based logistics contractor and an industry leader in providing sustainment solutions for Boeing and select non-Boeing platforms.

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Boeing Communications
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john.dern@boeing.com

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